Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$152,463
Class B	$8,869
Class C	$10,238
Class F	$19,104
Total	$190,674
Class 529-A	$5,424
Class 529-B	$752
Class 529-C	$2,603
Class 529-E	$309
Class 529-F	$948
Class R-1	$175
Class R-2	$4,084
Class R-3	$4,556
Class R-4	$1,791
Class R-5	$3,082
Total	$214,398

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5881
Class B	$0.4917
Class C	$0.4843
Class F	$0.5894
Class 529-A	$0.5800
Class 529-B	$0.4738
Class 529-C	$0.4747
Class 529-E	$0.6087
Class 529-F	$0.5422
Class R-1	$0.4768
Class R-2	$0.4857
Class R-3	$0.5394
Class R-4	$0.5867
Class R-5	$0.6254

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	264,117
Class B	16,898
Class C	19,535
Class F	30,002
Total	336,552
Class 529-A	10,074
Class 529-B	1,567
Class 529-C	5,214
Class 529-E	606
Class 529-F	1,810
Class R-1	403
Class R-2	8,717
Class R-3	8,848
Class R-4	3,496
Class R-5	5,268
Total	46,003

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.40
Class B	$13.40
Class C	$13.40
Class F	$13.40
Class 529-A	$13.40
Class 529-B	$13.40
Class 529-C	$13.40
Class 529-E	$13.40
Class 529-F	$13.40
Class R-1	$13.40
Class R-2	$13.40
Class R-3	$13.40
Class R-4	$13.40
Class R-5	$13.40